Exhibit 3.1(i)

RESTATED
CERTIFICATE OF INCORPORATION
OF
ENTERGY CORPORATION

Entergy Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.The name of the Corporation is Entergy Corporation and the name under which the corporation was originally incorporated is Entergy-GSU Holdings, Inc.

2.The original Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on August 19, 1992.

3.This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FIRST: The name of the Corporation is Entergy Corporation (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

FOURTH:

A.The total number of shares of stock which the Corporation shall have authority to issue is 500,000,000 shares, of which 1,000,000 shares, no par value per share, shall be designated “Preferred Stock” and 499,000,000 shares, par value $.01 per share, of common stock shall be designated “Common Stock.”

B.The authorized Preferred Stock may be issued, in one or more series, from time to time as the Board of Directors may determine. Each series of Preferred Stock shall bear a distinctive designation, shall be issued in such number of shares and shall have such relative voting, distribution, dividend, liquidation and other rights, preferences and limitations and redemption and/or conversion provisions (including provisions for the redemption or conversion of shares at the option of the stockholder or the Corporation or upon the happening of a specified event) as shall be prescribed, provided that no share of Preferred Stock may be entitled to more than one vote per share. The Board of Directors is expressly authorized to fix such terms, by resolution of the Board of Directors and as set forth in a certificate of designation filed pursuant to the General Corporation Law of the State of Delaware (“DGCL”). Such certificates of designation, when filed, shall constitute amendments to this Certificate of Incorporation to the extent provided by the DGCL.

C.The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall not be less than nine (9) nor more than nineteen (19) directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. A director shall hold office until the next succeeding annual meeting of stockholders and until his successor shall be elected, subject, however, to prior death, resignation, retirement or removal from office. Vacancies occurring in the Board of Directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall serve until the next succeeding annual meeting of stockholders and until his or her successor shall be elected and qualified.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend, change or repeal the By-Laws of the Corporation. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders or otherwise shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SEVENTH: Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, except as otherwise expressly provided by the terms of any series of Preferred Stock, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without such a meeting except any action taken upon the signing of a consent in writing by the holders of not less than the greater of (a) a majority of the outstanding stock of the Corporation entitled to vote thereon and (b) that number of shares of stock of the Corporation that would be required to take such action at a special or annual meeting of stockholders where holders of all outstanding stock of the Corporation were present, setting forth the action to be taken. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board, the person, if any, designated by the Board of Directors as the Chief Executive Officer of the Corporation, a majority of the members of the entire Executive Committee of the Board of Directors, if there shall be one, or by the holders of not less than a majority of the outstanding stock of the Corporation entitled to vote at the special meeting.
EIGHTH:

A.To the fullest extent authorized or permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Any repeal or modification of this Section A of Article EIGHTH shall not have any effect on the liability or alleged liability of any director of this Corporation for any act or omission of such director occurring prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

B.     The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section B of Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Section B of Article EIGHTH to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Section B of Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or modification of this Section B of Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to this Section B of Article EIGHTH with respect to any acts or omissions occurring prior to such repeal or modification.

    C. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. The Corporation may also obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate for the protection of any or all such persons.

    NINTH: Each of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of not less than a majority of the outstanding stock of the Corporation then entitled to vote for the election of such director.

    TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, said Board of Directors has caused this Certificate to be signed by Marcus V. Brown, its Executive Vice President and General Counsel this 10th day of May 2021.

ENTERGY CORPORATION

By: /s/ Marcus V. Brown
Name: Marcus V. Brown
Title: Executive Vice President and
General Counsel

Attest:

By: /s/ Daniel T. Falstad
Name: Daniel T. Falstad
Title: Secretary